Lazard Global Total Return and Income Fund, Inc.

Sub-Item 77C (Matters submitted to a vote of security holders.)

The Annual Meeting of Stockholders was held on April 24,
2015, to vote on the following proposals. The proposals received the required number of votes of stockholders and were adopted.

Election of the following Directors:
Two Class I Directors (Charles L. Carroll and Robert M.
Solmson) each to serve for a three-year term expiring at the 2018 Annual Meeting and/or until his successor is duly elected and qualified;

One Class III Director (Franci J. Blassberg) to serve for a two-year term expiring at the 2017 Annual Meeting and/or until her successor is duly elected and qualified; and

One Class II Director (Trevor W. Morrison) to serve for a one-year term expiring at the 2016 Annual Meeting and/or until his successor is duly elected and qualified.

Director 		For 		Withhold Authority
Franci J. Blassberg 	7,895,329 	  204,116
Charles L. Carroll 	6,310,964 	1,788,482
Trevor W. Morrison 	7,887,215 	  212,230
Robert M. Solmson 	6,491,949 	1,607,496